EXHIBIT 99.1

DATE: December 15, 2006	FINANCIAL CONTACTS:
	Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
	Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACT
	Ed Shultz	610-378-6159	eshultz1@sovereignbank.com

Sovereign Bancorp, Inc. Announces Expense Reduction Initiatives as Part of Overall Strategy
to Strengthen Company
PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), announced today that its management team has completed a comprehensive review of Sovereign’s operating cost structure and its board of directors has approved several expense reduction initiatives.
In characterizing the review process, Joseph P. Campanelli, President and CEO of Sovereign Bancorp stated, “Our focus was on redundancies and operating inefficiencies, products not meeting profit goals and consolidation of departments. At the same time we took care to minimize impacts on customer facing activities and organic revenue generation. This is a major step toward achieving our goals announced in October to aggressively reduce costs, strengthen our capital position, improve customer service, and re-present our company to investors through better communications.”
Consistent with management’s recommendations, Sovereign’s Board of Directors approved approximately $100 million of cost reductions involving consolidation of support groups, exit of business lines performing below expectations, contract renegotiations, and a reduction in workforce. Sovereign anticipates realizing 75% of these savings on a run rate basis by the end of the second quarter of 2007 and 100% by the end of 2007. In total, Sovereign anticipates that $80 million of these cost reductions will be reflected in the 2007 expense base.
Sovereign will reduce its workforce by approximately 7% percent, or about 800 positions, the majority of which will be in the fourth quarter of 2006 with the remainder, primarily through attrition, throughout 2007. Reductions will be mostly in back office and corporate staff functions. Team members who are impacted will receive enhanced severance packages, which include outplacement services and extended benefits coverage. The workforce reduction is expected to generate approximately half of the overall $100 million of identified reductions.
“The decision to reduce our workforce was a very difficult one to make, especially during the holiday season,” said Campanelli. “There is never a good time to take these actions. We pledged to aggressively improve our business fundamentals and to openly communicate our decisions promptly. These steps are consistent with that pledge.”
Sovereign expects total charges to reported earnings of $125 million to $140 million, pre-tax, or $.16 to $.18 per share, after-tax, related to the announced initiatives over the next several quarters. During the fourth quarter of 2006, Sovereign expects to record a charge of $35 million to $40 million, pre-tax, or $.04 to $.05 per share, after-tax, related to the expense management reduction program. Additionally, merger and integration costs related to the acquisition of Independence Community Bancorp, Inc. of $8.5 million to $10.0 million, pre-tax, or approximately $.01 per share, after-tax, will also be charged to reported earnings in this quarter.
“The next step in our business realignment program, which will be announced shortly, will be initiatives to rationalize our balance sheet to current industry conditions and our operating objectives of focusing on core operations and business fundamentals. These balance sheet initiatives may require an additional charge in the fourth quarter of 2006 or in future periods,” concluded Campanelli.
About Sovereign
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), the parent company of Sovereign Bank, is a $90 billion financial institution with nearly 800 community banking offices, over 2,000 ATMs and approximately 12,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK
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Note:
This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of Operating Earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses. Operating earnings for 2005 and 2006 EPS purposes represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges, other-than-temporary impairment charges on Fannie Mae and Freddie Mac preferred equity securities and proxy and related professional fees. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services; and acts of God, including natural disasters.
Sovereign Bancorp is followed by several market analysts. Please note that any opinions, estimates, forecasts, or predictions regarding Sovereign Bancorp’s performance or recommendations regarding Sovereign’s securities made by these analysts are theirs alone and do not represent opinions, estimates, forecasts, predictions or recommendations of Sovereign Bancorp or its management. Sovereign Bancorp does not by its reference to any analyst opinions, estimates, forecasts regarding Sovereign’s performance or recommendations regarding Sovereign’s securities imply Sovereign’s endorsement of or concurrence with such information, conclusions or recommendations.